UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of Earliest Event Reported): February 26, 2013

REXNORD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-35475	20-5197013
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4701 West Greenfield Avenue, Milwaukee, Wisconsin		53214
(Address of Principal Executive Offices)		(Zip Code)

(414) 643-3739
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On February 26, 2013, Thomas D. Christopoul accepted an appointment by the Board of Directors to fill a newly-created seat on the Rexnord Corporation Board. Mr. Christopoul's service as a director begins immediately. In connection with its decision to appoint Mr. Christopoul to the Board, the Board determined that Mr. Christopoul will be an "independent" director under New York Stock Exchange listing standards and as defined in Rule 10A-3 of the Securities Exchange Act of 1934. Mr. Christopoul will receive a standard compensation package for independent directors, including an option to purchase 11,657 shares of Rexnord common stock at $20.18 per share (the closing price on February 26, 2013). Mr. Christopoul will initially serve on the Audit Committee of the Board, on which he will replace Mr. Giangiacomo as a member, and has been designated a director in the class whose terms expire at the fiscal 2015 annual meeting of stockholders.

Mr. Christopoul, age 48, has been a senior advisor at Falconhead Capital, LLC, a boutique private equity firm in New York City, since 2009; he currently serves as executive chairman of two of Falconhead's portfolio companies -- GPSi Holdings, LLC and Rita's Water Ice Franchise Company. He is also an active venture capital investor through Somerset Shore Associates, Inc., a private investment company he founded in 2006. Further, Mr. Christopoul is non-executive chairman of Hudson Cross, LLC, a travel industry consulting partnership. He also serves as a director, member of the audit committee and chairman of the compensation committee of the board of directors of Apollo Residential Mortgage, Inc., and serves on the boards of directors of several private companies. Prior to joining Falconhead in 2009, Mr. Christopoul was president and chief executive officer of Resources Connection, Inc., a multi-national professional services firm from 2008 to 2009; prior thereto, he was an independent member on Resources' board of directors from 2006 to 2008.

The Board appointed Mr. Christopoul as a director due to his significant and varied business experience, as well as his ability to serve as an "independent" director of Rexnord and a member of its audit committee.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, Rexnord Corporation has caused this report to be signed on its behalf by the undersigned thereunto authorized this 27th day of February, 2013.

REXNORD CORPORATION

BY:	/S/ Patricia M. Whaley
Patricia M. Whaley
Vice President, General Counsel and Secretary